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EXHIBIT 3





                        REGISTRATION RIGHTS ASSIGNMENT
                         AND INDEMNIFICATION AGREEMENT

                 REGISTRATION RIGHTS ASSIGNMENT AND INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of April 4, 1997, among Osicom Technologies, Inc., a New Jersey corporation (the "Issuer"), Asia Broadcasting and Communications Network, Ltd., a Bermuda corporation (the "Assignor"), and Credit Agricole Lazard Financial Products Bank (the "Bank").

                 WHEREAS, the Assignor holds 674,419 shares of common stock of the Issuer(the "Shares");

                 WHEREAS, the Bank and the Assignor have entered into a Loan Agreement, dated as of April 4, 1997 (together with the Promissory Note attached thereto, the "Loan Agreement"), pursuant to which the Lender will make the Loan (as defined in the Loan Agreement) to the Assignor;

                 WHEREAS, the Assignor has granted a security interest in the Shares in favor of the Bank pursuant to a Pledge and Security Agreement, dated as of April 4, 1997, between the Bank and the Assignor, as security for the obligations of the Assignor to the Bank (the "Pledge Agreement");

                 WHEREAS,the Issuer has granted to the Assignor certain registration rights with respect to the Shares pursuant to the Share Purchase Agreement, dated as of March 20, 1997, between the Issuer and the Assignor (the "Share Purchase Agreement");

                 WHEREAS, in consideration of the Bank entering into the Loan Agreement, the Assignor wishes to assign its rights in and to the Share Purchase Agreement to the Bank; and

                 WHEREAS, the Issuer has agreed to such assignment, and to cooperate with the Bank in the exercise by the Bank of its rights in connection therewith.

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. Certain Definitions. Unless otherwise defined herein, terms defined in the Pledge Agreement shall have such defined meanings when used herein.

                 2. Assignment. Notwithstanding Section 9.1 of the Share Purchase Agreement or anything else to the contrary therein, the Assignor hereby transfers, sets over and assigns all of its right, title and interest in and to the Share Purchase Agreement, including, without limitation on the foregoing or on Section 4 below, all rights to indemnification and contribution thereunder, to the Bank, and, without limitation on the foregoing, agrees that the

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Bank may rely on and exercise all registration rights granted therein to the
Assignor with respect to the Shares.

                 3. Cooperation By Issuer. Notwithstanding Section 9.1 of the Share Purchase Agreement or anything else to the contrary therein, the Issuer agrees to cooperate as reasonably requested by the Bank in connection with the assignment made herein, including, without limitation, in the exercise of remedial rights by the Bank with respect to the Shares pursuant to the Pledge Agreement.

                 4. Indemnification and Contribution. (a) The Issuer agrees to indemnify and hold harmless the Bank, the directors, officers, employees and agents of the Bank and each person who controls the Bank within the meaning of either the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or investigations or proceedings commenced or threatened by any governmental agency or body in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement on FormS-3 to be filed with the Securities and Exchange Commission with respect to the Shares, or in any prospectus contained therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading,and agrees to reimburse each such indemnified party,as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such action, investigation or proceeding.

                 (b) Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Issuer under this Section 4, notify the Issuer in writing of the commencement thereof; but the failure so to notify the Issuer (i) will not relieve it from liability under paragraph (a) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Issuer of substantial rights and defenses and (ii) will not, in any event, relieve the Issuer from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) above.

                 (c) The Issuer shall be entitled to appoint counsel of its choice at its expense to represent the indemnified party in any action for which indemnification is sought; provided, however, that such counsel shall be satisfactory to the indemnified party.

                 5. No Waiver of Rights; Remedies Cumulative. No failure or delay in exercising any right, power or privilege in respect of this Agreement will be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.



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                 6.       Transfer; Amendments; Applicable Law.  (a)
Neither this Agreement, nor any interest or obligation in or under this Agreement, may be transferred by the Issuer or the Assignor, and any purported transfer without the consent of the Bank will be void for all purposes.

                 (b) This Agreement and all obligations of each party hereunder shall be binding upon the permitted successors and assigns of such party, and shall, together with the rights and remedies of the other party hereunder, inure to the benefit of such other party and its respective permitted successors and assigns (which assigns, in the case of the Bank, may include Caisse Nationale de Credit Agricole or any affiliate thereof).

                 (c) No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes.

                 (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW RULES).

                 7. Lazard Disclaimer. The Issuer and the Assignor are hereby notified that and acknowledge that none of Lazard Freres et Cie, Lazard Freres & Co.,LLC, Lazard Brothers & Co. Limited or any of their partners, officers, employees or any of their subsidiaries or associates have any responsibility of any kind for any of the debts, liabilities or other obligations of the Bank, or to ensure its solvency or to make any contribution to its assets as a result of its becoming insolvent, notwithstanding their interests in its shares, representation on its board and rights to use the Lazard name.

                 8. Notices. Any notice or other communication in respect of this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered upon receipt after transmittal by hand or by Federal Express or similar service providing confirmation of delivery, or five Business Days after deposit in the United States mails, registered first class mail, with proper postage prepaid, and addressed to the party to be notified at the following addresses (or such other address as such party shall designate in a notice delivered to the other party hereunder):


                 if to the Bank, at:                Credit Agricole Lazard
                                                    Financial Products Bank
                                                    135 Fleet Street
                                                    London EC4A 2ED
                                                    United Kingdom
                                                    Attn:  Patrick Palmer

                 if to the Issuer, at:              Osicom Technologies, Inc.,
                                                    2800 28th Street
                                                    Santa Monica, CA  90405
                                                    Attn:  Par Chadha



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                 if to the Assignor, at:            Asia Broadcasting and
                                                    Communications Network, Ltd.
                                                    979/81-95 Phaholyohin Road,
                                                    Phyathal, Bangkok 10400
                                                    Thailand
                                                    Attn:  Vorathep Chotinuchit

                 9. Counterparts. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original document.

                 10. Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

                 11. Agents. The Bank may execute any of its duties hereunder by or through agents or employees. The Bank may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to it.

                 12. Jurisdiction. All judicial proceedings brought against the Assignor or the Issuer with respect to this Agreement may be brought in any state or Federal court of competent jurisdiction in the City of New York in the State of New York. By execution and delivery of this Agreement, the Issuer and the Assignor each accepts for itself, and in connection with its respective properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby, subject to the right of appeal. The Issuer and the Assignor each irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is bought in accordance with this Section 12.


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                 IN WITNESS WHEREOF, the parties hereto have caused this
Registration Rights Assignment and Indemnification Agreement to be executed and delivered as of the date first above written.


                                       CREDIT AGRICOLE LAZARD FINANCIAL
                                           PRODUCTS BANK


                                       By:  /s/ Phillipe Magistretti
                                           -----------------------------------
                                           Name: Phillipe Magistretti
                                           Title:


                                       OSICOM TECHNOLOGIES, INC.


                                       By:   /s/ Barry Witz
                                           -----------------------------------
                                           Name: Barry Witz
                                           Title: Director


                                       ASIA BROADCASTING AND
                                           COMMUNICATIONS, LTD.


                                       By:   /s/  Christopher Vizas
                                           -----------------------------------
                                           Name:  Christopher Vizas
                                           Title: Chief Executive Officer



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